EXHIBIT 10.3
FARMER BROS. CO.
AMENDED AND RESTATED 2017 LONG-TERM INCENTIVE PLAN
CASH-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
Farmer Bros. Co. (the “Company”) has granted to the participant listed below (“Participant”) the cash-based restricted stock units (the “CRSUs”) described in this Cash-Based Restricted Stock Unit Award Agreement (this “Agreement”), subject to the terms and conditions of this Agreement and the Farmer Bros. Co. Amended and Restated 2017 Long-Term Incentive Plan (as amended from time to time, the “Plan”), which is incorporated into this Agreement by reference. For purposes of this Agreement, references to the “Company” shall include any Subsidiary employer, as applicable. To the extent not defined herein, terms used in this Agreement which are defined in the Plan shall have the same meanings as set forth in the Plan.

Participant:	[[FIRSTNAME]] [[LASTNAME]]
Grant Date:	[[GRANTDATE]]
Number of CRSUs Granted:	[[SHARESGRANTED]]
Vesting Schedule	Subject to and conditioned upon Participant’s continued employment with the Company through the applicable Vesting Date, and further subject to the terms and conditions of this Agreement and the Plan, the CRSUs shall vest and become payable as follows:
	Vesting Date	Percentage of CRSUs vesting
	First Anniversary of Grant Date	33 1/3%
	Second Anniversary of Grant Date	33 1/3%
	Third Anniversary of Grant Date	33 1/3%

Notwithstanding the foregoing, the CRSUs shall be subject to accelerated vesting in certain circumstances as provided in this Agreement.
In no event shall the CRSUs vest and become payable with respect to any additional CRSUs following Participant’s Termination of Service.

ELECTRONIC Acceptance of Award:

By clicking on the “ACCEPT” box on the “Accept Grant” page, you agree to be bound by the terms and conditions of this Agreement and the Plan. You acknowledge that you have reviewed and fully understand all of the provisions of this Agreement and the Plan, and have had the opportunity to obtain advice of counsel prior to accepting the grant of the CRSUs pursuant to this Agreement. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or relating to the CRSUs.

EXHIBIT 10.3
Article I.
AWARD; VESTING; FORFEITURE AND SETTLEMENT
1.1    CRSUs and Dividend Equivalents
(a)    Each CRSU represents the right to receive the cash value of one Share on the terms, and subject to the conditions, set forth in this Agreement. Participant will have no right to the distribution of any cash payment until such time (if ever) as the CRSUs have vested hereunder. Participant has no right to receive any Shares under the terms of this CRSU.
(b)    The Company hereby grants to Participant, with respect to each CRSU, a Dividend Equivalent right that shall, to the extent that any dividend becomes payable on Common Stock while such Dividend Equivalent right remains outstanding, and subject to the terms set forth below, entitle Participant to a cash payment in the amount of any such dividend paid by the Company in respect of a share of Common Stock. The Dividend Equivalent right shall remain outstanding from the Grant Date through the earlier to occur of (i) the termination or forfeiture for any reason of the CRSU to which such Dividend Equivalent right corresponds, or (ii) the delivery to the Participant of the cash value of the share of Common Stock in respect of the CRSU to which such Dividend Equivalent right corresponds (in any case, the “CRSU Termination Date”). For clarity, each Dividend Equivalent right will entitle Participant to a cash payment in the amount of any dividend(s) paid by the Company in respect of a share of Common Stock to the extent that such dividend(s) are declared and have ex dividend date(s), in each case, that occur on or after the applicable Grant Date and on or prior to the applicable CRSU Termination Date, payable upon the settlement date in respect of the CRSU to which such Dividend Equivalent right corresponds as provided in Section 1.4 of this Agreement. For the avoidance of doubt, (x) if a CRSU does not ultimately vest hereunder, no Dividend Equivalent payments shall be made with respect to such unvested CRSU, and (y) in no event shall a Dividend Equivalent payment be made that would result in Participant receiving both the Dividend Equivalent payment (in respect of a dividend) and the actual dividend with respect to the same CRSU and corresponding share of Common Stock. Dividend Equivalent rights and any amounts that may become distributable in respect thereof shall be treated separately from the CRSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.
1.2    Vesting. Except as otherwise provided in Section 1.3 of this Agreement, the CRSUs will become vested and nonforfeitable (“Vested CRSUs”) according to the vesting schedule set forth above.
1.3    Termination of Service; Change in Control
(a)    In the event of Participant’s Termination of Service for any reason, Participant will immediately and automatically forfeit the right to receive any cash payment with respect to the Share equivalent units underlying the CRSUs that are not Vested CRSUs (the “Unvested CRSUs”) at the time of Participant’s Termination of Service, except as otherwise provided for in this Agreement. Upon forfeiture of Unvested CRSUs, the Participant will have no further rights with respect to the Unvested CRSUs.
(b)    Notwithstanding anything to the contrary herein, if Participant’s Termination of Service occurs by reason of Participant’s death or Disability, in each case, prior to the Vesting Date, subject to and conditioned upon Participant’s (or Participant’s guardian or estate as applicable) timely execution of an effective release in a form prescribed by the Administrator, a pro-rata portion of the shares of Restricted Stock equal to the number of shares of Restricted Stock subject to this Award multiplied by a fraction, the numerator of which is the number of days elapsed between the Grant Date and the date of Participant’s Termination of Service and the denominator of which is three

EXHIBIT 10.3
hundred sixty-six (366) days (rounded up to the next whole Share), shall become fully vested and non-forfeitable as of the date of such Termination of Service and any remaining Unvested CRSUs shall immediately and automatically be forfeited effective as of such Termination of Service.
(c)    Notwithstanding anything to the contrary herein, in the event of a Change in Control, the following provisions shall apply:
(i)    In the event that the Award is not continued, converted, assumed, or replaced by the successor corporation or a parent or subsidiary of the successor corporation in a Change in Control, in any case, as determined by the Administrator, any then-Unvested CRSUs shall become fully vested and non-forfeitable as of immediately prior to such Change in Control. The Administrator may condition such accelerated vesting upon Participant’s timely execution of an effective release and/or other transaction-related documents in a form or forms prescribed by the Company.
(ii)    In the event of Participant’s Termination of Service by the Company without Cause or by Participant for Good Reason, in either case, within twenty-four (24) months following a Change in Control, subject to and conditioned upon Participant’s timely execution of an effective release in a form prescribed by the Administrator, any then-Unvested CRSUs shall become fully vested and non-forfeitable as of the date of such Termination of Service. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following conditions without Participant’s consent: (i) a material diminution of Participant’s base salary, (ii) a material diminution in Participant’s authority, duties or responsibilities, or (iii) the requirement by the Company that Participant’s principal place of employment be based more than fifty (50) miles from Participant’s primary office location; provided, further, that, a termination for Good Reason will not have occurred unless Participant gives written notice to the Company of Participant’s intention to terminate employment within thirty (30) days after the occurrence of the event constituting Good Reason, specifying in reasonable detail the circumstances constituting Good Reason, and the Company has failed within thirty (30) days after receipt of such notice to cure the circumstances constituting Good Reason, and Participant terminates employment within sixty (60) days after the end of such thirty (30) day period.
1.4    Settlement. All of Participant’s CRSUs which are then vested pursuant to the Vesting Schedule set forth above, and any related Dividend Equivalents (including any Dividend Equivalent Account balance) will be paid solely in cash less required or elected withholdings, in each case, during the thirty (30)-day period following the date on which CRSUs first become vested. Notwithstanding anything to the contrary in this Agreement or the Plan, no CRSUs or Dividend Equivalents shall be paid to Participant pursuant to this Section 1.4 during the six-month period following Participant’s Separation from Service if the Company determines that distributing such CRSUs and Dividend Equivalents at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the distribution of any of Participant’s CRSUs and Dividend Equivalents is delayed as a result of the previous sentence, then such CRSUs and Dividend Equivalents (including any Dividend Equivalent Account balance) shall be paid to Participant during the thirty (30)-day period beginning on the first business day following the end of such six-month period (or such earlier date upon which such CRSUs and Dividend Equivalents can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Participant’s death).

EXHIBIT 10.3
ARTICLE II.
TAXATION AND TAX WITHHOLDING
2.1    No Representations Regarding Taxes. Participant acknowledges that, regardless of any action taken by the Company, the ultimate liability for all income tax, social security insurance, payroll tax, employment tax, fringe benefit tax, payment on account or other tax-related items related to Participant's participation in the Plan and legally applicable to Participant or deemed by the Company in its discretion to be an appropriate charge to Participant even if legally applicable to the Company (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company. Participant further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the CRSUs, including, but not limited to, the grant or vesting of the CRSUs or any related Dividend Equivalents; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the CRSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
ARTICLE III.
OTHER PROVISIONS
3.1    Nature of Grant. In accepting the CRSUs, Participant understands, acknowledges, and agrees that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time in accordance with its terms;
(b)    the grant of the CRSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of CRSUs, or benefits in lieu of CRSUs, even if CRSUs have been granted in the past;
(c)    all decisions with respect to future CRSU or other grants, if any, will be at the sole discretion of the Administrator;
(d)    the CRSU grant and participation in the Plan shall not create a right to employment or service or be interpreted as forming or amending an employment or service contract with the Company or any other Subsidiary and shall not interfere with the ability of the Company or any other Subsidiary, as applicable, to terminate Participant’s employment or service relationship (if any) at any time with or without cause;
(e)    Participant is voluntarily participating in the Plan;
(f)    the CRSUs, and the income and value of same, are not intended to replace any pension rights or compensation (if any);
(g)    the CRSUs and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits, welfare benefits or other similar payments (if any);
(h)    no claim or entitlement to compensation or damages shall arise from forfeiture of the CRSUs resulting from Participant’s Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of Applicable Laws or the terms of Participant’s employment or service agreement, if any);

EXHIBIT 10.3
(i)    unless otherwise agreed with the Company, the CRSUs and the cash value of the CRSUs are not granted as consideration for, or in connection with, any services Participant may provide as a director of a Subsidiary;
(j)    as specified in Section 3.15 hereof, the CRSUs are subject to any compensation recoupment policy required to be applied to such award under Applicable Law and/or adopted by the Company from time to time, including after the Grant Date; and
(k)    unless otherwise provided in the Plan or by the Administrator, the CRSUs and the benefits evidenced by this Agreement do not create any entitlement to have the CRSUs or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock or Company.
3.2    No Advice Regarding Grant. Neither the Company nor any Subsidiary is providing any tax, legal or financial advice, nor is any such party making recommendations regarding participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant understands and agrees that Participant should consult with Participant’s own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to his or her Awards under the Plan.
3.3    Transferability. The CRSUs are not transferable, except by will or the laws of descent and distribution or as permitted by the Administrator in accordance with the terms of the Plan. Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Law.
3.4    Adjustments. Participant acknowledges that the CRSUs, the Shares subject to the CRSUs and the Dividend Equivalents are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
3.5    Defined Terms; Titles. Capitalized terms not defined in this Agreement have the meanings given to them in the Plan. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
3.6    Conformity to Applicable Laws. Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.
3.7    Successors and Assigns; Third-Party Beneficiaries. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the transfer provisions set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto. Each Subsidiary is an intended third-party beneficiary of any rights or entitlements conferred on any such party hereunder, and shall be entitled to enforce such rights and entitlements hereunder as if such entity was a signatory to this Agreement.
3.8    Entire Agreement and Imposition of Other Terms. The Plan and this Agreement (including all exhibits and appendices hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company (or between any other Subsidiary) and Participant with respect to the subject matter hereof. Nonetheless, the Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the CRSUs and on any Shares acquired under the Plan, to the extent the Administrator determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or

EXHIBIT 10.3
undertakings that may be necessary to accomplish the foregoing. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.
3.9    Severability. In the event that any provision of this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of this Agreement.
3.10    Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other person.
3.11    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates a contractual arrangement between the Company and Participant only (except as expressly provided above with respect to third-party rights of Subsidiaries) and shall not be construed as creating a trust for the benefit of Participant. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the CRSUs and Dividend Equivalents, and rights no greater than the right to receive the Shares or cash as a general unsecured creditor with respect to the CRSUs and Dividend Equivalents, as and when settled pursuant to the terms hereof.
3.12    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means (including without limitation the Plan, Awards, Award Agreements, prospectuses required by applicable securities law) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
3.13    Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
3.14    Section 409A. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. For purposes of Section 409A, each payment that Participant may be eligible to receive under this Agreement shall be treated as a separate and distinct payment. To the extent Participant must enter into a release as noted in Section 1.3 of this Agreement, the payment with respect to the RSU is not exempt from Section 409A, and the date of the Change in Control or Termination of Service occurs in a different calendar year than the date the release will become effective, then settlement of the RSU may not occur before January 1 of the second year.

EXHIBIT 10.3
3.15    Clawback Provisions. In consideration of the grant of this Award, Participant agrees that this Award and related Dividend Equivalents (including the gross amount of any proceeds, gains or other economic benefit Participant actually or constructively receives upon receipt of this Award, the receipt or resale of any Shares underlying this Award or any other amounts or benefits as required by Applicable Law) will be subject to recoupment by the Company to the extent required to comply with Applicable Laws or any policy of the Company providing for the reimbursement of compensation (including any policy adopted after the Grant Date).
3.16    Governing Law. This Agreement and the CRSUs and the Dividend Equivalents will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding the choice-of-law principles of the State of Delaware and any other state requiring the application of a jurisdiction’s laws other than the State of Delaware.

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